Exhibit 10.1

2005 Bonus Plan

     On March 16, 2005, the Compensation and Nominating Committee of the Registrant’s Board of Directors adopted fiscal 2005 bonus and profit sharing arrangements for the Registrant’s employees, including its executive officers. These arrangements are not contained in a formal written plan, but a summary of the manner in which bonus and profit sharing benefits will be determined for fiscal 2005 is set forth below and in Exhibit 10.1 attached hereto (the “2005 Bonus Plan”). The 2005 Bonus Plan consists of a profit sharing component (the “Profit Sharing Component”) in which substantially all of the Registrant’s employees, with certain exceptions, are eligible to participate and a management bonus program component (the “Management Bonus Component”), in which only executive officers, director level employees and other managers are eligible to participate.

Funding of the 2005 Bonus Plan

     Funding for the 2005 Bonus Plan is dependent upon the Registrant’s achievement of a targeted operating income amount, excluding funds to be set aside for inclusion in the 2005 Bonus Pool (the “Targeted Operating Income”). If the Registrant achieves the Targeted Operating Income, between thirteen percent (13%) and fifteen percent (15%) of the Targeted Operating Income will be set aside to fund the 2005 Bonus Plan. In the event that the Registrant’s operating income, excluding funds set aside for inclusion in the 2005 Bonus Plan exceeds the Targeted Operating Income by approximately 110% or more, an additional twenty percent (20%) of all incremental operating income above approximately 110% of the Targeted Operating Income amount will be set aside for inclusion in the 2005 Bonus Plan.

     Upon achievement of Targeted Operating Income, 100% of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and 0% to the Management Bonus Component. At 110% over the Targeted Operating Income, approximately 85% of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and about 15% to the Management Bonus Component. At 120% over the Targeted Operating Income, about seventy-seven percent (77%) of the 2005 Bonus Pool would be allocated to the Profit Sharing Component and twenty-three percent (23%) to the Management Bonus Component.

Profit Sharing Component

     The Profit Sharing Component of the 2005 Bonus Plan provides for the payment of profit sharing benefits twice during the fiscal year, once based upon meeting or exceeding the Registrant’s six month Targeted Operating Income and a second time based upon meeting or exceeding the Registrant’s full fiscal year Targeted Operating Income. All employees, other than the Registrant’s commission-based sales representatives and certain managers of the Registrant’s sales force are eligible to participate in the Profit Sharing Component of the 2005 Bonus Plan. Ninety percent (90%) of all payments made pursuant to the Profit Sharing Component of the 2005 Bonus Plan, if any, will be determined by multiplying eligible employee’s base salary by a fixed percentage, which will be determined by the Registrant’s Compensation and Nominating Committee and which will be the same for all eligible employees. The remaining ten percent (10%) of the funds set aside for inclusion in the Profit Sharing Component of the 2005 Bonus Plan may be paid-out at the discretion of the Registrant’s Compensation and Nominating Committee, if at all, to all employees. Notwithstanding the foregoing, commission-based sales representatives and certain managers of the Registrant’s sales force are eligible to participate in the Profit Sharing Component of the 2005 Bonus Plan only if the Registrant’s revenues exceed the budgeted revenue projections by ten percent (10%) or more.

Management Bonus Component

     The Management Bonus Component of the 2005 Bonus Plan provides for the payment of cash bonuses to the Registrant’s management team in the event that the Registrant exceeds the Targeted Operating Income by approximately 10% and is available to approximately forty (40) individuals including the Registrant’s executive officers, director level employees and other managers, other than commission-based sales representatives and certain managers of the Registrant’s sales force. Management bonus payout will be based on meeting or exceeding established milestones and/or based on demonstrating exceptional performance.